Exhibit 10.14

GENERAL MOTORS COMPANY SHORT TERM INCENTIVE PLAN
As amended November 21, 2012
1. The purposes of the Plan are to reward performance and to incentivize Employees who contribute to the success of the business by making them participants in that success.
2(a) The Committee, as from time to time constituted pursuant to the Bylaws of the Company, may authorize Target Awards to Employees of the Company, Subsidiary or any other subsidiary or affiliate designated by the Committee. The Committee, in its sole discretion, shall establish targeted performance levels at which Target Awards may be earned. The Committee will establish minimum performance levels below which no award will be earned and will also establish corresponding maximum performance level(s) for which Target Awards may be adjusted upwards. The percentage of each Target Award that becomes a Final Award will be determined on the basis of the performance goals established and the performance achieved as well as the level of the Employee's individual performance during the period. The Committee shall establish the individual Target Awards and Final Awards for the Executive Committee and any Executive Officers of the Company who are not Executive Committee members. The Committee may delegate to an appropriate Executive Officer of the Company responsibility for determining, within the limits established by the Committee, individual Target Awards and Final Awards for Employees who are not Executive Committee members or Executive Officers of the Company.
Final Awards will be payable in cash as determined by the Committee, or if applicable, alternative payment arrangements may be approved to comply with the provisions of the Interim Final Rule and any determinations by the Special Master for TARP Executive Compensation and Section 409A of the Internal Revenue Code. If such arrangements require all or any portion of a Final Award to be delivered in shares of stock, such shares will be granted under the authorization conferred in Section 3(c) of the General Motors Company Long-Term Incentive Plan and shall not exceed the number of shares available under the approved Share reserve available to the Salary Stock Plan as amended October 5, 2010 and the General Motors Company 2009 Long-Term Incentive Plan as amended October 5, 2010.
2(b) With respect to the performance levels to be established pursuant to paragraph 2(a), the specific measures shall be established by the Committee. In creating these measures, the Committee may establish the specific goals based upon or relating to one or more of the following business criteria: asset turnover, cash flow, contribution margin, cost objectives, cost reduction, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, economic value added, free cash flow, increase in customer base, initial public offering, inventory turnover, liquidity, market share, net income, net income margin, operating cash flow, operating profit margin, pre-tax income, productivity, profit margin, quality, return on assets, return on net assets, return on capital, return on equity, revenue, revenue growth, and/or warranty. The business criteria may be expressed in absolute terms or relative to the performance of other companies or to an index.
2(c) If any event occurs during a performance period which requires changes to preserve the incentive features of this Plan, the Committee may make appropriate adjustments. Such events may include changes in accounting principles, extraordinary items or changes in tax laws affecting net income.
2(d) Except as otherwise provided in paragraph 6, the percentage of each Target Award to be distributed to an Employee as a Final Award shall be determined by the Committee on the basis of the performance levels established for such award and the performance of the applicable enterprise or specified portion thereof, as the case may be, during the performance period. Following determination of the payout percentage to be applied to the Target Award, the Committee may, upon the recommendation of the Chief Executive Officer, make further adjustments to awards for Officers of the Company to reflect individual performance during such period, which for Covered Officers will involve only negative discretion. Adjustments to Target Awards to Employees who are not Covered Officers of the Company may be adjusted upward or downward to reflect individual performance not to exceed the maximum funding approved by the Committee. Any Target Award, as determined and adjusted pursuant to this paragraph 2(d) and paragraph 6, is herein referred to as a “Final Award.”
2(e) For purposes of qualifying performance based compensation under 162m, the Plan limits the maximum individual Final Award under the Plan to $7.5 million for any individual Participant. The Committee shall certify Final Awards earned by Covered Officers in writing prior to any award payments.
3. The Committee shall, among other things, determine when and to what extent individuals otherwise eligible for consideration shall become or cease to be, as the case may be, Employees for purposes of this Plan and shall determine when, and under what circumstances, any individual shall be considered to have terminated employment for purposes of this Plan.
4(a) Final Awards shall be paid as determined by the Committee under Section 2(a). Target Awards may become Final Awards, as determined by the Committee, in the year following the year Target Awards are granted. Final Awards shall vest and be paid in such following year, unless subject to a vesting schedule established by the Committee. Except as otherwise provided in this Plan, no Final Award (or portion thereof subject to a vesting schedule) shall be paid prior to vesting and the unpaid portion of any Final Award shall be subject to the provisions of paragraph 6. The Committee shall have the authority to modify a vesting schedule as may be necessary or appropriate in order to implement the purposes of this Plan. As a condition to the vesting of all or any portion of a Final Award the Committee may, among other things, require an Employee to enter into such agreements as the Committee considers appropriate and in the best interests of the Company.
4(b) No Employee shall have any rights to be granted a Target Award.
5(a) An Employee shall be eligible for consideration for a Target Award based on such criteria as the Committee shall from time to time determine.
5(b) No Target Award shall be granted to any Director of the Company who is not an Employee at the date of grant.
6(a) Payment of any Final Award (or portion thereof) to a Participant shall be subject to the satisfaction of the conditions precedent that such Participant: (i) continue to render services as an Employee (unless this condition is waived by the Committee), (ii) refrain from engaging in any activity which, in the opinion of the Chief Executive Officer or Vice President, Global Human Resources, is in any manner inimical or in any way contrary to the best interests of the Company (For purposes of this provision, the determination of whether an action will cause damage to the Company, or is inimical or in any way contrary to the best interest of the Company shall be made in the sole discretion of the Chief Executive Officer or Vice President, Global Human Resources), (iii) will not, for a period of 12 months following any voluntary termination of employment, directly or indirectly, knowingly induce any Employee or employee of an affiliate of the Company to leave their employment for participation, directly or indirectly, with any existing or future business venture associated with such individual, and (iv) furnish to the Company such information with respect to the satisfaction of the foregoing conditions precedent as the Committee shall reasonably request. Except as otherwise provided under paragraph 6(c) below, the failure by any Participant to satisfy such conditions precedent shall result in the immediate cancellation of the unvested portion of any Final Award previously made to such Participant and such Participant shall not be entitled to receive any consideration in respect of such cancellation.
6(b) If any Participant is dismissed for cause, quits employment without the prior consent of the

Company, or separates employment under a mutual separation or involuntary termination, all awards previously made to such Participant that are not vested shall be cancelled as of the date of such termination of employment, and such Employee shall not be entitled to receive any consideration in respect of such cancellation.
6(c) If employment of an Employee is terminated by death, Target Awards will be prorated to date of death based on months in active service during the performance period and be subject to adjustment for final Corporate and individual performance and payable in cash immediately following determination of the Final Award. If employment is terminated by death after determination of the Final Award, Final Awards not currently vested will vest and become immediately payable/deliverable to the decedent's beneficiary(s).
6(d) A qualifying leave of absence will not constitute a termination of employment. A Participant's absence or leave shall be deemed to be a qualifying leave of absence if approved by the Committee in its sole discretion. Target Awards will be prorated based on months in active service during the performance period (plus two additional months for Disability leaves).
6(e) If a Participant terminates employment as an approved retirement at age 55 or older with ten or more years of service (or equivalent retirement eligibility outside the U.S.) or age 62 or older in the U.S. during the performance period, the Target Award will be prorated to date of retirement based on months in active service during the performance period and be subject to adjustment for final Corporate and individual performance and Final Awards will be payable on the originally scheduled payment/delivery date. The condition precedent of continuing service (6(a)(i)) will be waived and vesting of all undelivered portions of the Participant's Final Award will be accelerated and payment will be made on the originally scheduled payment/delivery date.
6(f) Upon termination of a Participant's employment for any reason other than as described above, the Committee may, but shall not in any case be required to, waive the condition precedent relating to the continued rendering of services in respect of all or any specified percentage of the unvested portion of any Final Award. To the extent such condition precedent is waived, the Committee may accelerate the vesting of all or any specified percentage of the unvested portion of any Final Award.
7. Subject to paragraph 6, all Final Awards which have vested in accordance with the provisions of this Plan shall be paid in accordance with Section 2(a). If the Company shall have any unpaid claim against an Participant arising out of or in connection with the Participant's employment with the Company, prior to payment of a Final Award, such claim may be offset against awards under this Plan (up to $5,000 per year) and upon payment of a Final Award, such claim may be offset in total. Such claim may include, but is not limited to, unpaid taxes or corporate business credit card charges.
8. To the extent that any Participant acquires a right to receive payments or distributions under this Plan, such right shall be no greater than the right of a general unsecured creditor of the Company. All payments and distributions to be made hereunder shall be paid from the general assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Participant or any other person.
9. The expenses of administering this Plan shall be borne by the Company.
10. Except as otherwise determined by the Committee, with the exception of transfer by will or the laws of descent and distribution, no Target or Final Award shall be assignable or transferable and, during the lifetime of the Participant, any payment in respect of any Final Award shall be made only to the Participant. A Participant shall designate a beneficiary or beneficiaries in a manner prescribed by the Company to receive all or part of the amounts to be distributed to the Participant under this Plan in case of death. A designation of beneficiary may be replaced by a new designation or may be revoked by the

Participant at any time. In case of the Participant's death, the amounts distributable to the Participant under this Plan with respect to which a designation of beneficiary has been made (to the extent it is valid and enforceable under applicable law) shall be distributed in accordance with this Plan to the designated beneficiary or beneficiaries. The amount distributable to an Participant upon death and not subject to such a designation shall be distributed to the Participant's estate or legal representative. If there shall be any question as to the legal right of any beneficiary to receive a distribution under this Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to any party with respect to such amount.
11. Full power and authority to construe and interpret this Plan shall be vested in the Committee. To the extent determined by the Committee, administration of this Plan, including, but not limited to the selection of Participants in this Plan may be delegated to the Chief Executive Officer; provided, however, the Committee shall not delegate to the Chief Executive Officer any powers, determinations, or responsibilities with respect to Executive Officers of the Company. Any person who accepts any award hereunder agrees to accept as final, conclusive, and binding all determinations of the Committee. The Committee shall have the right, in the case of Participants not employed in the United States, to vary from the provisions of this Plan in order to preserve the incentive features of this Plan.
12. Notwithstanding any provision of this Plan, no Plan elections, modifications or distributions will be allowed or implemented if they would cause the Participant to be subject to tax (including interest and penalties) under Section 409A of the Code. The settlement of Awards hereunder may be delayed up to six months following a Participant's termination of employment if the Participant is a “specified employee” for purposes of Section 409A and such delay is necessary to avoid the imposition of tax (including interest and penalties) under Section 409A.

13. Notwithstanding anything in this Plan to the contrary, any award made to a Participant under this Plan is subject to being called for repayment to the Company in any situation where the Board of Directors or a committee thereof determines that the Company's Policy on Recoupment of Compensation requires such repayment, or that repayment is otherwise required by the rules of any national securities exchange on which the stock of the Company may be listed. The determination regarding repayment under this provision shall be within the sole discretion of the Committee and shall be final and binding on the Participant and the Company.
14. The Committee, in its sole discretion, may, at any time, amend, modify, suspend, or terminate this Plan provided that no such action shall (a) adversely affect the rights of an Employee with respect to previous Target Awards or Final Awards under this Plan (except as otherwise permitted under paragraphs 2(d), 4, or 6), and this Plan, as constituted prior to such action, shall continue to apply with respect to Target Awards previously granted and Final Awards which have not been paid, or (b) without the approval of the stockholders, (i) increase the limit on the maximum amount of Final Awards provided in paragraph 2(e), or (ii) render any Director of the Company who is not an Employee at the date of grant eligible to be granted a Target Award.
15. Every right of action by, or on behalf of, the Company or by any stockholder against any past, present, or future member of the Board of Directors, officer, or Employee of the Company or its subsidiaries arising out of or in connection with this Plan shall, irrespective of the place where action may be brought and irrespective of the place of residence of any such Director, Officer, or Employee, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. Any and all right of action by any Employee (past, present, or future) against the Company arising out of or in connection with this Plan shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises. This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware and construed accordingly.
16. This Plan shall be effective as of January 1, 2010.
17. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

a)	“Board” shall mean the Board of Directors of the Company.

b)	“Chief Executive Officer” shall mean the Chief Executive Officer of the Company.

c)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and any reference to any section of the Code shall also include any successor provision thereto.

d)	“Committee” shall mean the Executive Compensation Committee of the Board, its named successor, or such other persons or committee to whom the Board has delegated any authority, as may be appropriate.

e)	“Company” shall mean General Motors Company, a Delaware Company, or its successor.

f)
“Covered Officer” shall mean any individual whose compensation in the year of expected payment of an award, or in the year in which the Company will claim a tax deduction in respect of such individual's award thereunder, will be subject to the provisions of Section 162(m) of the Internal Revenue Code, as amended, as determined by the Committee.

g)	“Director” shall mean a member of the Board of Directors of the Company

h)
“Disability” shall mean the Participant is unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

i)	“Employee” shall mean any individual who is employed by the Company or any Subsidiary.

j)	“Executive Committee” shall mean the Executive Committee or comparable management leadership group appointed by the Board or the chief executive officer of the Company.

k)
“Executive Officer” shall mean any Participant required to provide periodic statements of beneficial ownership of Company equity securities as an executive officer of the Company under Section 16(a) of the Securities Exchange Act of 1934.

l)
“Final Award” shall mean the amount approved by the Committee for payment to the Participant which shall mean the individual Target Award as adjusted for Corporate performance and, if applicable, individual performance.

m)	“Participant” shall mean an Employee who receives a Target Award under the Plan.

n)	“Plan” shall mean this General Motors Company Short Term Incentive Plan

o)	“Subsidiary” shall mean (i) a company of which capital stock having ordinary voting power to elect a majority of the board of directors of such company is owned, directly or indirectly, by the

Company, or (ii) any unincorporated entity in respect of which the Company can exercise, directly or indirectly, comparable control to that described in clause (i)

p)
“Target Award” shall be an individual amount that the Participant may earn if targeted performance levels against approved metrics are achieved and individual performance is such that the amount may become a Final Award.

q)	“Vice President, Global Human Resources” shall mean the Vice President, Global Human Resources of the Company.